To the Board of Directors of

Nuveen Flagship Multistate Trust IV:
In planning and performing our audit of the financial
 statements of NUVEEN FLAGSHIP MULTISTATE
TRUST IV (a Massachusetts business trust, comprising the Nuveen Flagship Kansas Municipal Bond Fund, Nuveen
Flagship Kentucky Municipal Bond Fund, Nuveen
Flagship Michigan Municipal Bond Fund, Nuveen
Flagship Missouri Municipal Bond Fund, Nuveen Flagship
Ohio Municipal Bond Fund and Nuveen Flagship
Wisconsin Municipal Bond Fund) for the year ended May
31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.
The management of Nuveen Flagship Multistate Trust IV is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2000.
This report is intended solely for the information and use of management and the Board of Directors of Nuveen
Flagship Multistate Trust IV and the Securities and
Exchange Commission.



     ARTHUR ANDERSEN LLP

/s/- ARTHUR ANDERSEN LLP

Chicago, Illinois

July 18, 2000